Exhibit 16.1

Seale and Beers, CPAs, LLC

ACCOUNTANTS AND ADVISORS

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PCAOB REGISTERED

August 26, 2009

U. S. Securities and Exchange Commission

450 Fifth Street NW

Washington DC  20549

Re:   Endeavor Power Corp.

Dear Sirs:

We were previously the principal auditors for Endeavor Power Corp. (the “Company”) and we reported on the financial statements of the Company for the three and six months ended June 30, 2009 and 2008.  We have read the Company's statements under Item 4 of its Form 8-K, dated August 26, 2009, and we agree with such statements.

For the most recent fiscal period through to the date hereof, there have been no disagreements between the Company and Seale and Beers, CPAs, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Seale and Beers, CPAs, LLC  would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Seale and Beers, CPAs, LLC

Seale and Beers, CPAs, LLC

Las Vegas, Nevada